Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated December 9, 1997 appearing on page F-2 of MicroAge, Inc.'s Annual Report on Form 10-K for the fiscal year ended November 2, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP



Phoenix, Arizona
June 30, 1998